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                                                                     EXHIBIT 3.5


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                JMC GROUP, INC.

          JMC GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted providing that the Certificate of Incorporation of the corporation be amended by changing the first paragraph of
                                                            -----
Article IV to read in full as follows:

          "The Corporation is authorized to issue two classes of stock designated as Common Stock and Preferred Stock. The total number of shares which the Corporation is authorized to issue is twenty million (20,000,000) shares of Common Stock with a par value of one cent ($.01) per share (the "Common Stock") and five million (5,000,000) shares of Preferred Stock with a par value of one cent ($.01) per share (the "Preferred Stock").

          Upon the amendment of this Article IV as set forth herein, each three
     (3) shares of Common Stock, par value $0.01, issued and outstanding at such time shall be combined, reclassified and converted into one share of Common Stock, par value $0.01 (a "new share"). No fractional share shall be issued upon the combination, reclassification and conversion of any share or shares of Common Stock. All shares of Common Stock (including fractions thereof) issuable upon the combination, reclassification and conversion of one or more shares of Common Stock by a holder thereof (including, for this purpose, a holder of shares of Common Stock issuable upon conversion of Preferred Stock) shall be aggregated for purposes of determining whether the combination, reclassification and conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the combination, reclassification and conversion would result in the issuance of a fraction of a share of Common Stock, this Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock (as determined in a reasonable manner by the Board of Directors or a committee thereof) as of the date of filing of this Certificate of Amendment of Certificate of Incorporation. An amount shall be transferred from
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     capital to surplus so that the amount of capital represented by the new shares in the aggregate at the time of filing of this Certificate of Amendment of Certificate of Incorporation shall equal the aggregate number of new shares multiplied by $0.01. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of this Certificate of Amendment of Certificate of Incorporation shall represent such number of new shares as combined, reclassified and converted following the filing of this Certificate of Amendment of Certificate of Incorporation. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, $0.01 par value, duly endorsed, at the office of this Corporation, this Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of new shares to which such holder shall be entitled as aforesaid."

          SECOND: That at the annual meeting of the stockholders of the Corporation, duly called and held on August __, 1996, upon notice in accordance with Section 222 of the Delaware General Corporation Law, a majority of the shares entitled to vote thereon were voted in favor of the foregoing amendment, in accordance with the provisions of the Delaware General Corporation Law.

          THIRD:  That such amendment was duly adopted in accordance with
Section 242 of the Delaware General Corporation Law, and that this Certificate of Amendment of the Certificate of Incorporation shall be effective as of
______________________.


          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by James K. Mitchell, its Chairman and Chief Executive Officer, and attested by ______________________, its Secretary, as of ________ __, 1996.



                              By:_______________________________________________
                                    James K. Mitchell
                                    Chairman and Chief Executive Officer

ATTEST:


By:  _________________________
     ______________, Secretary

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